Exhibit 99.1

Xponential Fitness, Inc. Announces Adoption of Limited-Duration Stockholder Rights Plan

Review of Strategic Alternatives to Maximize Stockholder Value Remains Ongoing

IRVINE, Calif.-(BUSINESS WIRE)-Xponential Fitness, Inc. (NYSE: XPOF) (“Xponential” or the “Company”), one of the leading global franchisors of boutique health and wellness brands, today announced that the Company’s Board of Directors (the “Board”) has adopted a limited-duration stockholder rights plan (the “Rights Plan”).

As previously announced, the Company’s Board has initiated a review of strategic alternatives to maximize stockholder value. The review remains ongoing and is being led by the Board’s independent directors, with Jefferies serving as financial advisor.

The Board, in consultation with its advisors, unanimously adopted the Rights Plan to protect the interests of all Xponential stockholders and in response to a recent significant accumulation of Company equity interests. The Rights Plan is intended to prevent any investor from accumulating a significant position in Xponential that could adversely impact trading in the Company’s Class A shares. The Company maintains an open and constructive dialogue with its investors and looks forward to continuing this dialogue. The Rights Plan will not prevent an acquisition of Xponential but should encourage anyone seeking to acquire Xponential to negotiate with its Board prior to attempting an acquisition.

The Rights Plan is similar to plans adopted by other publicly-traded companies. Under the Rights Plan, Xponential is issuing one right for each Class A share of the Company held by stockholders of record as of the close of business on October 22, 2026. Initially, the rights will not be exercisable and will trade with, and be represented by, the Company’s Class A shares. The Rights Plan is effective immediately.

Under the Rights Plan, the rights generally become exercisable only if a person or group (each, an “acquiring person”) acquires beneficial ownership of 19.9% or more of the Company’s Class A shares. In that situation, each holder of a right (other than the acquiring person or group, whose rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price and in accordance with the terms of the Rights Plan, a number of Class A shares of the Company having a market value of twice the exercise price. For purposes of calculating beneficial ownership under the rights plan, derivative positions relating to the Class A shares are treated as beneficial ownership of the number of Class A shares equivalent to the economic exposure created by the derivative security, whether or not such shares would be deemed beneficially owned under federal securities laws.

If as of the time of this announcement an investor’s position in Xponential Class A shares (taking into account derivatives) is at or above the 19.9% threshold, that stockholder’s existing shares and derivative securities position (but not any replacement shares and securities) would be “grandfathered” and initially exempt from application of the Rights Plan, but the rights would become exercisable if such stockholder acquires additional shares and/or derivative securities after this announcement and, thereafter, the stockholder’s position in Xponential Class A shares (taking into account derivatives) is at or above the 19.9% threshold.

The rights are redeemable for a price of $0.001 per right, subject to adjustment, at any time before the rights become exercisable. Unless the rights are redeemed, exchanged, or terminated earlier, they will expire at the close of business on October 11, 2027.

Details of the Rights Plan, including a copy of the Rights Plan, will be filed with the Securities and Exchange Commission (the “SEC”). These filings will be available on the SEC’s website at www.sec.gov and on Xponential’s website at www.xponential.com.

About Xponential Fitness, Inc.

Xponential Fitness, Inc. (NYSE: XPOF) is one of the leading global franchisors of boutique health and wellness brands. Through its mission to deliver the talents, assets, and capabilities necessary for successful franchise growth, the Company operates a diversified platform of five brands spanning modalities including Pilates, barre, stretching, strength training, and yoga. In partnership with its franchisees and master franchisees, Xponential offers energetic, accessible, and personalized workout experiences led by highly qualified instructors in studio locations throughout the U.S. and internationally, with franchise, master franchise and international expansion agreements in 49 U.S. states, Puerto Rico, and 29 additional countries. Xponential’s portfolio of brands includes Club Pilates, the largest pilates brand in the United States; Stretchlab, a concept offering one-on-one and group stretching services; YogaSix, the largest franchised yoga brand in the United States; Pure Barre, a total body workout that uses the ballet barre to perform small isometric movements and the largest barre brand in the United States; and BFT, a functional training and strength-based program. For more information, please visit the Company’s website at xponential.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated financial performance. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-Looking statements. These factors include, but are not limited to: franchisees’ ability to generate sufficient revenues; our ability to anticipate and satisfy consumer preferences; risks related to loss of reputation and brand awareness; our ability to manage changes in executive leadership; our ability to attract and retain key senior management and key employees; risks relating to expansion into international markets; macroeconomic conditions or economic downturns; geopolitical uncertainty, including the impact of the presidential administration in the U.S. trade policies and tariffs; general economic conditions and industry trends; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the full year ended December 31, 2025, and other periodic reports filed with the SEC. Other unknown or unpredictable factors or underlying assumptions subsequently proved to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and Xponential undertakes no duty to update such information, except as required under applicable law.

Contacts

Addo Investor Relations

investor@xponential.com

Media

Joseph Sala / Chloe Karp

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449